EXHIBIT 99.1

BRIDGEBIO PHARMA AND EIDOS THERAPEUTICS ANNOUNCE MERGER AGREEMENT

BridgeBio to Acquire All Outstanding Shares of Eidos it Does Not Already Own

Agreement Brings BridgeBio’s Clinical Development and Commercial Development

Infrastructure to Bear Upon Eidos’ Acoramidis, Creating Anticipated Value for Patients with

ATTR and Investors

Agreement Unanimously Approved by Special Committee of Eidos’ Independent Directors

PALO ALTO and SAN FRANCISCO – October 5, 2020 – BridgeBio Pharma, Inc. (Nasdaq: BBIO), a company focused on genetic diseases, and Eidos Therapeutics, Inc. (Nasdaq: EIDX), a company focused on transthyretin (TTR) amyloidosis (ATTR), today announced they have entered into a definitive agreement under which BridgeBio has agreed to acquire all of the outstanding common stock of Eidos it does not already own, representing approximately 36.3% of Eidos’ outstanding shares. Eidos stockholders will have the right to receive in the transaction, at their election, either 1.85 shares of BridgeBio common stock or $73.26 in cash per Eidos share in the transaction, up to an aggregate maximum of $175 million of cash. The agreement was unanimously approved by BridgeBio’s Board of Directors and was approved by Eidos’ Board of Directors based upon the unanimous recommendation of a special committee of independent directors of Eidos.

With this transaction, BridgeBio fully and formally welcomes Eidos back into its vibrant ecosystem of innovation. Eidos is developing acoramidis, a potential best-in-class TTR stabilizer, for patients with ATTR cardiomyopathy and polyneuropathy.

“With the completion of screening in the Phase 3 ATTRibute-CM study of acoramidis and expected enrollment of more than 600 participants, now is the time to begin laying the groundwork for a global launch. This transaction removes the operational complexity of the current ownership structure and allows us to fully unlock the potential of this investigational medicine for patients and investors,” said Neil Kumar, Ph.D., founder and CEO of BridgeBio and CEO of Eidos. “Bringing Eidos fully back to BridgeBio positions us to invest in all opportunities around acoramidis, including subsequent studies to potentially broaden the evidence for its usage, and accelerate its commercial development using BridgeBio’s established infrastructure. We are excited to welcome acoramidis back into an ecosystem where cutting-edge science is being done across inherited diseases and targeted oncology.”

BridgeBio applies its discover, create, test and deliver platform to target well described genetic diseases at their source. Using this platform Eidos will be able to capitalize on BridgeBio’s global clinical development and regulatory expertise, its developing commercial infrastructure, and its broader capital base to reach more patients more effectively. BridgeBio will be able to invest in novel formulations and studies of acoramidis to maximize its long-term potential benefit to ATTR patients, as well as developing its commercial infrastructure.

Eidos and acoramidis will also become the keystone in BridgeBio’s growing cardiorenal portfolio, which includes drug development in autosomal dominant hypocalcemia type 1 (ADH1) and primary hyperoxaluria type 1 (PH1) as well as undisclosed precision cardiology drug discovery programs.

Eidos completed screening in September for its pivotal Phase 3 ATTRibute-CM clinical trial of acoramidis in patients with ATTR cardiomyopathy. The study is expected to enroll more than 600 subjects with either wild-type or variant TTR across more than 80 sites in 18 countries. Topline results from Part A are expected in late 2021 or early 2022 and from Part B in 2023. If Part A is successful, the company intends to file for regulatory approval of acoramidis in 2022.

BridgeBio expects to launch two drugs, if approved, in 2021 and is building the capabilities necessary to deliver genetic medicines to patients around the globe, which it can deploy for acoramidis.

“ATTR is a rapidly progressive and fatal disease when left untreated, so we know that every moment counts for the patients and families we aim to serve. With Eidos fully reunited with BridgeBio, we intend to move as quickly as possible to advance acoramidis through the development process and, if approved, into the marketplace,” said Cameron Turtle, D.Phil., senior vice president of cardiorenal disease at BridgeBio.

“The special committee of Eidos’ Board believes that this transaction is in the best interest of the Eidos minority stockholders and offers them compelling value,” said William Lis, chairman of the special committee of Eidos’ Board. “The transaction recognizes the significant current value of acoramidis and allows the Eidos minority stockholders to participate in the potential future value of both acoramidis and the broader BridgeBio pipeline of over 20 novel medicines in development for genetic diseases.”

BridgeBio anticipates several meaningful upcoming milestones across its portfolio over the next 12-18 months, including topline Phase 3 Part A data from acoramidis in ATTR cardiomyopathy, Phase 2 data from low-dose infigratinib (FGFR inhibitor) in achondroplasia, Phase 1/2 data from AAV5 gene therapy in congenital adrenal hyperplasia, and Phase 2 data from encaleret (calcium sensing receptor antagonist) in autosomal dominant hypocalcemia type 1.

Additional Transaction Details

Under the terms of the agreement, Eidos stockholders will be entitled to elect to receive the consideration for each share of Eidos common stock in all-stock or all-cash, subject to proration such that the cash portion of the transaction will not exceed $175 million in the aggregate.

•	All-stock consideration: 1.85 shares of BridgeBio common stock per Eidos share; or

•	All-cash consideration: $73.26 in cash per Eidos share, subject to proration.

The merger consideration represents a 55% premium to the volume weighted average price of Eidos shares over the 30 trading days ending on October 2, 2020 and a 41% premium to the closing trading price of Eidos common shares on October 2, 2020, based on the closing trading price of BridgeBio shares on October 2, 2020.

Eidos stockholders who do not make an election will be deemed to have elected the all-stock consideration. The transaction is intended to be treated as a reorganization for U.S. federal income tax purposes, in which case gain would be recognized by the Eidos stockholders only to the extent of any cash consideration received. At closing, Eidos stockholders will own between 16% and 18% of BridgeBio, depending on the amount of cash Eidos stockholders elect to receive.

The transaction is not subject to a financing contingency. BridgeBio intends to fund the cash consideration with available cash on hand.

The transaction, which is expected to close in the first quarter of 2021, is subject to the approval of a majority of Eidos’ shares held by stockholders other than BridgeBio and its affiliates. In addition, in accordance with Section 203 of the Delaware General Corporation Law, the transaction is also subject to the approval of at least 66-2/3% of Eidos’ outstanding voting shares not currently owned by BridgeBio or its affiliates or associates (as such terms are defined in Section 203 of the Delaware General Corporation Law), as well as other customary closing conditions. The issuance of shares by BridgeBio will also need to be approved by the affirmative vote of a majority of the votes cast by BridgeBio’s stockholders voting on such matter. Directors of BridgeBio and their affiliates, collectively owning approximately 36% of the outstanding BridgeBio shares, have agreed to enter into voting and support agreements and have agreed to vote in favor of the share issuance. There is no filing requirement under the Hart-Scott-Rodino Antitrust Improvements Act for this transaction.

Upon closing, Eidos will become a wholly owned subsidiary of BridgeBio and Eidos’ common stock will cease trading independently on The Nasdaq Global Select Market.

Advisors

Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC are acting as financial advisors to BridgeBio, and Skadden, Arps, Slate, Meagher & Flom LLP is providing legal counsel. Centerview Partners LLC is acting as financial advisor to the special committee of Eidos’ Board, and Cravath, Swaine & Moore LLP is providing legal counsel to the special committee.

CONFERENCE CALL AND WEBCAST

BridgeBio and Eidos will discuss this transaction today on a conference call and webcast today at 8 a.m., ET. Institutional investors and analysts are invited to participate in the call by dialing (800) 379-2666, or (409) 937-8964 for international calls using conference ID: 7359337. Other interested parties, including individual investors, members of the media and employees of BridgeBio and Eidos, are encouraged to participate via webcast. The webcast may be accessed here https://edge.media-server.com/mmc/p/856misya.

About BridgeBio Pharma

BridgeBio Pharma is a team of experienced drug discoverers, developers and innovators working to create life-altering medicines that target well-characterized genetic diseases at their source. BridgeBio was founded in 2015 to identify and advance transformative medicines to treat patients who suffer from Mendelian diseases, which are diseases that arise from defects in a single gene, and cancers with clear genetic drivers. BridgeBio’s pipeline of over 20 development programs includes product candidates ranging from early discovery to late-stage development. For more information visit www.bridgebio.com.

About Eidos Therapeutics

Eidos Therapeutics is a clinical stage biopharmaceutical company focused on addressing the large and growing unmet need in diseases caused by transthyretin (TTR) amyloidosis (ATTR). Eidos is developing acoramidis, a potentially disease-modifying therapy for the treatment of ATTR. For more information, visit www.eidostx.com.

Additional Information and Where to Find It

This press release is being made in respect of the proposed transaction involving BridgeBio Pharma (“BridgeBio”) and Eidos Therapeutics (“Eidos”), which will be submitted to BridgeBio’s and Eidos’ stockholders for their consideration. BridgeBio intends to file a registration statement on Form S-4 with the U.S. Securities and Exchange Commission (“SEC”), which will include a joint proxy statement of BridgeBio and Eidos, and each party will file other documents regarding the proposed transaction with the SEC. Any definitive proxy statement(s) / prospectus(es) (if and when available) will also be sent to the stockholders of BridgeBio and Eidos, when seeking any required stockholder approval. This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This press release is not intended to be, and is not, a substitute for such filings or for any other document that BridgeBio or Eidos may file with the SEC in connection with the proposed transaction. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ THE ENTIRE REGISTRATION STATEMENT(S) AND PROXY STATEMENT(S) / PROSPECTUS(ES), WHEN THEY BECOME AVAILABLE, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The documents filed or furnished by BridgeBio and Eidos with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, the documents filed by BridgeBio may be obtained free of charge from BridgeBio at investor.bridgebio.com, under the tab “Financials & Filings,” and the documents filed by Eidos may be obtained free of charge from Eidos at www.eidostx.com, under the tab “Investors.” Alternatively, these documents, when available, can be obtained free of charge from BridgeBio upon written request to BridgeBio Pharma at 421 Kipling Street, Palo Alto, CA 94301, Attn: Investor Relations, or by calling 650-391-9740, or from Eidos upon written request to Eidos at 101 Montgomery Street, Suite 2000, San Francisco, CA 94104, Attn: Investor Relations, or by calling 415-887-1471.

Participants in the Solicitation

BridgeBio, Eidos and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from stockholders of Eidos in connection with the proposed transaction under the rules of the SEC. Investors may obtain information regarding the names, affiliations and interests of directors and executive officers of BridgeBio in BridgeBio’s proxy statement for its 2020 annual meeting of stockholders, which was filed with the SEC on April 22, 2020, as well as its other filings with the SEC. Investors may obtain information regarding the names, affiliations and interests of Eidos’ directors and executive officers in Eidos’ proxy statement for its 2020 annual meeting of stockholders, which was filed with the SEC on April 24, 2020, as well as its other filings with the SEC. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be included in the registration statement, joint proxy statement / prospectus and other relevant materials to be filed with the SEC regarding the proposed transaction (if and when they become available). You may obtain free copies of these documents at the SEC’s website at www.sec.gov. Copies of documents filed with the SEC by BridgeBio and Eidos will also be available free of charge from BridgeBio or Eidos, as applicable, using the contact information above.

No Offer or Solicitation

This material is not intended to and does not constitute an offer to sell or the solicitation of an offer to buy, sell or solicit any securities or any proxy, vote or approval in any jurisdiction pursuant to or in connection with the proposed transaction or otherwise, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be deemed to be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended (Securities Act).

Forward-Looking Statements

This press release contains forward-looking statements relating to the proposed transaction involving BridgeBio and Eidos, including financial estimates and statements as to the expected timing, completion and effects of the proposed transaction. Statements in this press release that are not statements of historical fact are considered forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which are usually identified by the use of words such as “anticipates,” “believes,” “continues”, “could”, “estimates,” “expects,” “intends,” “may,” “plans,” “potential”, “predicts”, “projects,” “seeks,” “should,” “will,” and variations of such words or similar expressions. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act and are making this statement for purposes of complying with those safe harbor provisions. These forward-looking statements are neither forecasts, promises nor guarantees, and are based on the current beliefs of BridgeBio’s management and Eidos’ management as well as assumptions made by and information currently available to BridgeBio and Eidos. Such statements reflect the current views of BridgeBio and Eidos with respect to future events and are subject to known and unknown risks, including business, regulatory, economic and competitive risks, uncertainties, contingencies and assumptions about BridgeBio and Eidos, including, without limitation, (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the proposed transaction, (ii) the risk that BridgeBio’s and/or Eidos’ stockholders may not approve the proposed transaction, (iii) inability to complete the proposed transaction because, among other reasons, conditions to the closing of the proposed transaction may not be satisfied or waived, (iv) uncertainty as to the timing of completion of the proposed transaction, (v) potential adverse effects or changes to relationships with customers, employees, suppliers or other parties resulting from the announcement or completion of the proposed transaction, (vi) potential litigation relating to the proposed transaction that could be instituted against BridgeBio, Eidos or their respective directors and officers, including the effects of any outcomes related thereto, (vii) possible disruptions from the proposed transaction that could harm BridgeBio’s or Eidos’ respective business, including current plans and operations, (viii) unexpected costs, charges or expenses resulting from the proposed transaction, (ix) uncertainty of the expected financial performance of each of BridgeBio and Eidos following completion of the proposed transaction, including the possibility that the expected synergies and value creation from the proposed transaction will not be realized or will not be realized within the expected time period, (x) the ability of BridgeBio and/or Eidos to implement their respective business strategies, (xi) the ability of each of BridgeBio or Eidos to continue its planned preclinical and clinical development of its respective development programs, and the timing and success of any such continued preclinical and clinical development and planned regulatory submissions, (xii) the potential therapeutic and clinical benefits of acoramidis, (xiii) inability to retain and hire key personnel and (xii) the unknown future impact of the COVID-19 pandemic delay on certain clinical trial milestones and/or BridgeBio’s or Eidos’ operations or operating expenses. Although BridgeBio and Eidos believe that BridgeBio’s and Eidos’ plans, intentions, expectations, strategies and prospects as reflected in or suggested by these forward-looking statements are reasonable, neither BridgeBio nor Eidos can give any assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a number of risks, uncertainties and assumptions, including, without limitation, those risks and uncertainties described under the heading “Risk Factors” in BridgeBio’s and Eidos’ most recent Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K filed with the SEC and in subsequent filings made by BridgeBio and Eidos with the SEC, which are available on the SEC’s website at www.sec.gov. Moreover, BridgeBio and Eidos operate in very competitive and rapidly changing environments in which new risks emerge from time to time. These forward-looking statements are based upon the current expectations and beliefs of BridgeBio’s management and Eidos’ management as of the date of this press release and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. We anticipate that subsequent events and developments will cause our views to change. Except as required by law, each of BridgeBio and Eidos disclaims any intention or responsibility for updating or revising any forward-looking statements contained in this press release in the event of new information, future developments or otherwise. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release.

Contact:

Grace Rauh

grace.rauh@bridgebio.com

917-232-5478

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